Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our reports dated September 21, 2005 in respect of the financial statements of Pluristem Life Systems Inc. for the year ended June 30, 2005 and the period from inception (May 11, 2001) through June 30, 2005 in the Registration Statement (Form SB-2 No. 333-124346) of Pluristem Life Systems Inc. for the registration of up to 70,565,000 shares of its common stock. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/Kost Forer Gabbay & Kasierer

A member of Ernst & Young Global

Haifa, Israel

February 16, 2005